UNITED STATES

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Stellus Capital Investment Corporation
(Name of Registrant as Specified In Its Charter)

Gary Chodes
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On May 26, 2015, Gary Chodes (“Author” or “Participant”) issued a press release (the “Press Release”) containing the Author’s report Entitled “Stellus Capital Investment Corporation (NYSE: SCM) Lags BDC Peers in Key Measures: Why Stockholders Should Vote “NO” to New Share Issuances Below NAV (the “Report”).  A copy of the Press Release is attached hereto as Exhibit 1 and is incorporated herein by reference.  A copy of the Press Release and Report was also made available by Author at www.stelluscapmgmtcorp.com.

*              *              *

THE PARTICIPANT STRONGLY ADVISES ALL STOCKHOLDERS OF STELLUS CAPITAL INVESTMENT CORPORATION (“SCM” OR THE “COMPANY”) TO READ THIS PRESS RELEASE AND ACCOMPANYING REPORT.

THE PARTICIPANT ALSO ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ALL MATERIALS PROVIDED BY THE COMPANY’S BOARD OF DIRECTORS TO ITS STOCKHOLDERS, INCLUDING BUT NOT LIMITED TO, ALL PRESS RELEASES AND SECURITIES AND EXCHANGE COMMISSION (“SEC”) FILINGS, SUCH AS THE DEFINITIVE PROXY STATEMENT FORM DEF 14A FILED WITH THE SEC ON APRIL 29, 2015 AND THE PRELIMINARY PROXY STATEMENT FORM PRE 14A FILED WITH THE SEC ON MARCH 31, 2015.

TO READ THESE SEC FILINGS BY SCM OR TO LEARN MORE ABOUT THE COMPANY, VISIT www.stelluscapital.com UNDER THE STELLUS CAPITAL INVESTMENT CORPORATION LINK.

THE PARTICIPANT ADVISES THAT ALL STOCKHOLDERS OF THE COMPANY READ ALL INFORMATION PROVIDED BY THE COMPANY’S BOARD OF DIRECTORS RELATED TO THE UPCOMING 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2015. THE ANNUAL MEETING WILL BE HELD AT:

THE ST. REGIS HOTEL

1919 BRIAR OAKS LANE,

HOUSTON, TEXAS 77027

JUNE 26, 2015

10:00AM CENTRAL TIME.

NOTE: THE AUTHOR’S OPINIONS AND CONCLUSIONS EXPRESSED IN THE REPORT PRESUMABLY DIFFER SIGNIFICANTLY FROM THAT OF SCM’S BOARD OF DIRECTORS AND MANAGEMENT WITH RESPECT TO CERTAIN KEY ISSUES, INCLUDING THE PROXY BALLOT MEASURE THAT WOULD PERMIT THE ISSUANCE BY SCM OF NEW SHARES BELOW NET ASSET VALUE (“NAV”). THE REPORT DOES NOT CONSTITUTE INVESTMENT ADVICE NOR DOES IT GIVE RISE TO ANY FIDUCIARY RELATIONSHIP BETWEEN THE PARTICIPANT AND ANY STOCKHOLDER.

INFORMATION REGARDING THE PARTICIPANT’S DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE REPORT IN THE SECTION ENTITLED “DISCLAIMER” BEGINNING ON PAGE 23.

Exhibit

1	Press Release dated May 26, 2015

Exhibit 1

FOR IMMEDIATE RELEASE: Former Oasis CEO Weighs in on Stellus Vote to Allow New Share Issuances Below NAV

Contact: Ken Gaebler, Walker Sands Communications, (312) 267-0060, ken@walkersands.com

New York, NY – May 26, 2015 – Gary Chodes, the former CEO of Oasis Legal Finance Holding Company LLC (“Oasis”), one of the leading financial services firms serving the needs of U.S consumers who have suffered injuries as a result of motor vehicle accidents and work-related injuries, has published a Report entitled “Stellus Capital Investment Corporation (NYSE: SCM) Lags BDC Peers in Key Measures: Why Stockholders Should Vote “No” to New Share Issuances Below NAV”. Stellus’ outside manager, Stellus Capital Management, currently controls the Board of Managers of Oasis. The Report follows this Press Release and can be found at www.stelluscapmgmtcorp.com.

Stellus: Lags BDC Peers in Key Measures

Stellus Capital Investment Corporation (NYSE: SCM)

Lags BDC Peers in Key Measures

Why Stockholders Should Vote “No” to New Share Issuances Below NAV

A Request for Stockholder Vote: Issuing Stock Below Net Asset Value per Share

Recently, the Board of Stellus Capital Investment Corporation (“Stellus” or “the Company”) filed a notice for an upcoming stockholders meeting, scheduled on June 26, 2015. In particular, the Board is requesting stockholders to vote on a proposal to authorize the Company to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current net asset value per share (“NAV”).

We firmly believe that this proposal presents a number of risks to current stockholders. First, Stellus’ shares are thinly traded. Thus, any new issuance of stock, independent of price, will be difficult for the market to absorb. Secondly, as a publicly-traded business development company (“BDC”), below NAV issuances are treated with skepticism in the market as they tend to be associated with managers that cannot maintain current dividend levels or the yield on underlying assets. As it relates to Stellus, our research indicates that a below NAV issuance will lead to a -42.3% decline and a share price of $8.66 by year end 2015 (See: “Conclusion – Share Price Expected to Plummet by Year End 2015”).

We therefore strongly believe that it would be in stockholders’ best interests to vote “No,” rejecting management’s request to issue shares below NAV. Further voting instructions can be seen in Appendix D.

For important disclaimer information, please refer to the section titled Stellus: Lags BDC Peers in Key Measures – Disclaimer located at the end of this document.

1

Stellus: Lags BDC Peers in Key Measures

Stellus’ Decline in Price to NAV since IPO

Recently, a number of BDCs have asked stockholders for permission to issue additional equity below NAV. Even when granted, in many cases management has not exercised this option because the expected dilutive effects outweighed the potential benefits of raising more equity.1 In the case of Stellus, its long-term decline in price to NAV is indicative of deeper rooted problems in the core business, and foreshadows future potential declines in both NAV and stockholder value.

As seen in the chart below, Stellus’ share price relative to NAV has steadily declined since the Company’s Initial Public Offering in November 2012. According to a January 2015 Fitch Ratings report, this continued widening of share price from NAV could lead firms such as Stellus to consider asset sales to stay afloat or force a liquidation such as in the case of MVC Capital (NYSE: MVC, http://www.mvccapital.com/).

Note 1: Quarterly closing price per share = closing price as of the last trading day of each fiscal quarter

Note 2: Q1 2015 NAV assumed to be the same as the NAV at the end of Q4 2014

Note 3: Premium/discount as of April 9, 2015 taken by using April 9th share price versus NAV at the end of Q4 2014

1 Marshi, Nicholas. “Saratoga Investment Wants to Raise Equity Below Net Asset Value. We Tell You Why.” BDC Reporter. September 2011.

2

Stellus: Lags BDC Peers in Key Measures

Stellus’ Significant Decline in Average Investment Size

As seen in the exhibit below, Stellus’ average investment size has dropped below $10 million per portfolio company in 2014, down -64.7% from nearly $30 million per portfolio company in 2011. The implication of this trend is that the portfolio companies that Stellus is providing debt capital to currently are much smaller and therefore riskier than they were previously. As such, Stellus’ current portfolio company investments are likely to have greater default rates than they experienced in the past, leading to the likelihood of further erosion in Stellus’ NAV as these defaults emerge.

3

Stellus: Lags BDC Peers in Key Measures

Declining Interest Rate Spreads with a Trend Towards Riskier Investments

Currently, Stellus’ weighted-average interest rate spread is declining. This shows that Stellus is becoming less profitable on existing deployed assets. This decline is separate from, and in addition to any decline in value caused by bankruptcy-related write-downs. The chart below shows Stellus’ declining interest rate spread, indicating a decline in underlying profitability. Stellus will likely continue to raise leverage as long as the market will support in order to maintain income levels, thus increasing firm risk. Also, if market interest rates rise as indicated, it will further harm Stellus’ profitability. Additionally, if the average interest rate spread continues to decline, Stellus may be forced to cut their dividend. This signal is seen by the market as a negative indicator of continued profitability and will lead to a decline in share price on its own.

4

Stellus: Lags BDC Peers in Key Measures

The largest investment class for Stellus is mezzanine debt at 41%. Since this debt is unsecured, if imprudent investment decisions were made Stellus could face additional portfolio write-downs. Below is a graph showing Stellus’ overall investment risk. It shows that while the overall proportion of mezzanine debt to total debt investments increases, the proportion of first lien and therefore least risky debt, decreases. This shows that on average they are moving towards riskier loans.

5

Stellus: Lags BDC Peers in Key Measures

Plunge in the Value of Stellus’ Legacy Assets

Stellus’ external manager, Stellus Capital Management, has experienced a significant loss in the value of its legacy assets in the last several years. These legacy assets were originated prior to December 31, 2011 when the Stellus team was part of D.E. Shaw. This trend is deeply troubling as the massive drop in legacy assets calls into question Stellus Capital Management’s ability to remain viable as an independent manager because of its lack of outside sources of fee income.

As seen in the exhibit above, the value of these legacy assets was approximately $1.4 billion as of December 31, 2011. The value of these assets has declined by -80.2% in three years, representing a compound annual rate of approximately -41.7% per year to reach just $277 million on December 31, 2014. This decline can be attributed almost entirely to refinancing by, and sales of, Stellus’ legacy portfolio companies over the last three years without replacement. Furthermore, Stellus’ failure to diversify when its energy credit strategy failed in 2014 has left it without other options to grow its asset base.2

Despite the rapid decline in the value of these legacy assets since 2011, Stellus’ website still boasts 2011 data:

“Over the past seven years, the Stellus team has invested over $5 billion and currently provides investment advice in respect of approximately $1.4 billion in private credit and energy private equity strategies (valued as of December 30, 2011)” – www.stelluscapital.com

2 See “SEC Form D – Stellus Capital Energy Fund I”

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Stellus: Lags BDC Peers in Key Measures

Our research indicates the value of these assets will continue to plunge to $100.4 million by year end 2015, representing an additional -63.7% decline in value from 2014 to 2015 and equating to just 7.2% of the original value of the legacy portfolio on December 31, 2011. A portion of this decrease is due to the anticipated sale of Oasis Legal Finance (approximately $69.8 million in value). Our calculation of this decline can be seen in the next exhibit.

7

Stellus: Lags BDC Peers in Key Measures

Operational Inefficiency Versus Closest Competitors

Stellus’ outside manager3 fails to impress with regards to its operational efficiency. As of December 31, 2014, the Company’s total investments at fair market value reached $315.9 million, while the Company employed approximately 20 investment professionals, equating to $15.8 million in investments per investment professional. This represents a -83.1% decline from December 31, 2011, when each investment professional employed by the Company supported approximately $93 million in investment assets.

However, the Company’s closest competitors have performed better with regards to investment assets per investment professional. Other comparable small-cap BDCs are more efficient, with each investment professional supporting anywhere from 27% to 133% more investment assets than Stellus’ investment professionals.

3 Stellus Capital Investment Corporation is an externally-managed investment vehicle with no direct employees. Stellus Capital Management is the dedicated advisory firm to Stellus Capital Investment Corporation.

8

Stellus: Lags BDC Peers in Key Measures

Price per Share versus NAV: A Comparison to a Broad Group of Competitor BDCs

Stellus continues to show signs of weakness when compared to its competition; with Stellus’ share price currently trading at approximately 88% of NAV, the Company ranks near the bottom third within our universe of 35 publicly-traded competitor BDCs (includes 16 BDCs with market capitalization greater than $500 million and 19 BDCs with market capitalization less than $500 million). It is also useful to note that larger BDCs have been more likely to trade at a premium to NAV, with a median price to NAV of 102.7%. Meanwhile, smaller BDCs have been more likely to trade at a discount to NAV, with a median price to NAV of 88.2%.

9

Stellus: Lags BDC Peers in Key Measures

The Company has also seen a decline in NAV of -4.1% from FY ‘13 to FY ‘14. When compared to the universe of competitors, only 10 other companies saw larger percentage declines. Within its peer group of 19 BDCs with less than $500 million in market capitalization, Stellus ranks 12th.

However, we can also calculate Stellus’ NAV after the following possible scenarios: A) Stellus issues 25% of its current outstanding shares at a 15% discount to the Company’s NAV as of December 31, 2014 ($13.94 per share); and B) Stellus experiences a further decrease in NAV due to the likely write-off of the Company’s remaining holdings in Binder & Binder.4 With both of these situations taken into account, Stellus’ NAV would be expected to further decline to $13.05, representing a -10.2% decrease when compared to the Company’s NAV as of December 31, 2013 ($14.54 per share).5 Our method of arriving at the $13.05 NAV can be seen later in this Report, within the section titled “Material Dilution to Investors since IPO.”

As seen in the exhibit below, if the aforementioned scenarios had occurred, only 4 other BDCs would have experienced larger percentage declines.

4 Randazzo, Sara. “Social Security Disability Firm Binder & Binder Files for Chapter 11.” The Wall Street Journal. December 2014.

5 Conarck, Ben. “Binder & Binder Says It Needs $6M To Avoid Liquidation.” Law360. February 2015.

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Stellus: Lags BDC Peers in Key Measures

Material Dilution to Investors since IPO

As alluded to earlier in this Report, another risk factor that should be taken into consideration is the potential dilutive effect of a new below-NAV share issuance on current stockholders. As shown in the exhibit below, D.E. Shaw has already experienced a 7.1% dilution in NAV since its initial investment in Stellus on Stellus’ IPO date. A hypothetical new share issuance in which Stellus issues 25% of its current outstanding shares (approximately 3 million additional shares) at a 15% discount would result in an immediate dilution in the total NAV held by D.E. Shaw. However, this calculation does not account for the anticipated write-off of the Company’s Binder & Binder investment. This write-off is expected to decrease the Company’s net asset value by approximately $7.2 million (the fair value of the Company’s investment in Binder & Binder as of December 31, 2014). This would result in a new NAV of $13.05 per share (“Projected NAV”), representing an aggregate 13.0% dilution in the NAV held by D.E. Shaw since its initial IPO investment.

	Initial D.E. Shaw Investment	Prior to Sale Below NAV	After 25% Offering @ 15% Discount	After Binder & Binder Write-Off
Offering Amount			25%	25%
Discount			15%	15%
Selling Compensation & Expenses			5%	5%

Offering Price
Price per Share to Public			$12.47	$12.47
Net Proceeds per Share to Issuer			$11.85	$11.85

Increase in Shares and Decrease to NAV
Total Shares Outstanding (1)	12,027,276	12,479,884	15,599,856	15,599,856
NAV per Share (2)	$15.00	$13.94	$13.52	$13.05

Dilution to D.E. Shaw

Shares Held by D.E. Shaw (3)	1,943,943	1,875,058	1,875,058	1,875,058
Percentage Outstanding Held by D.E. Shaw	16.16%	15.02%	12.02%	12.02%

Total NAV Held by D.E. Shaw	$29,159,145	$26,135,283	$25,351,224	$24,478,570

Initial Investment by D.E. Shaw (Assume $15.00 per Share)	$29,159,145	$28,125,870	$28,125,870	$28,125,870

Total $ Dilution to D.E. Shaw	$0	($1,990,587)	($2,774,646)	($3,647,300)
Total % Dilution to D.E. Shaw		-7.08%	-9.87%	-12.97%

Total Assets (2)		$327,061,935	$364,026,194	$356,765,999
Total Liabilities (2)		$153,112,483	$153,112,483	$153,112,483
NAV (2)		$173,949,452	$210,913,711	$203,653,516

(1) 12,027,276 Total Shares Outstanding on IPO Date; 12,479,884 Total Shares Outstanding as of April 9, 2015

(2) Total Assets, Total Liabilities, NAV, and NAV per share as of December 31, 2014

(3) 1,943,943 Shares Acquired by D.E. Shaw on IPO Date; 1,875,058 Shares Held by D.E. Shaw as of April 9, 2015

11

Stellus: Lags BDC Peers in Key Measures

Conclusion – Share Price Expected to Plummet by Year End 2015

Share Price Performance

Current stockholders have seen a significant decrease in the value of Stellus’ shares since the IPO. Based on the April 9, 2015 market price of $12.16 per share, initial investors have already experienced an -18.9% decrease in share value. Our research indicates that Stellus is most similar to a peer group of five underperforming BDCs that trade at an average share price of 66.3% of NAV (See: “Stellus’ Peer Group of Small Cap. BDCs” section in Appendix A). Therefore, we believe that Stellus should similarly trade at 66.3% of NAV. This translates to a target price of $8.66 per share at year-end (see chart below).

Projected Change in Stellus (NYSE: SCM) Share Price
	Per Share	D.E. Shaw	All Investors
IPO Price	$15.00	$28,125,870	$187,198,267

NAV per Share…
As of December 31, 2014	$13.94	$26,135,283	$173,949,452
After Below NAV Sale of Shares	$13.52	$25,351,224	$168,730,968
After Binder & Binder Write-Off	$13.05	$24,478,570	$162,922,812

Year-End Target Share Price (Trading at 66.3% of NAVPS, per average of five-member peer group)	$8.66	$16,229,292	$108,017,825

Projected % Decline in Share Value from IPO Price	-42.3%	-42.3%	-42.3%

Note 1: Values for D.E. Shaw and “All Investors” based on shares held as of April 9, 2015.

Dividend Performance

Stellus issues a sizeable monthly dividend, currently 10.9% of their share price annualized. Still, once discounted to the risk-free market rate and the effect of their declining share price is included, they are severely underperforming the market. Our discounted cash flow projection incorporating issued and probable dividends indicates that Stellus’ total return to stockholders will be -14.28% as of December 2015 (IPO through December 2015), compared to a projected S&P 500 return of 62.86% over the same time period (See: “Projected DCF Model for Stellus Shares – November 2012 through December 2015 with Dividends” in Appendix A).

After the potential write-off of Binder & Binder and other delinquencies that are likely to occur as a result of Stellus’ strategy-shift toward riskier credits, Stellus will see a permanent decline in their net investment income.  Our research indicates that as these new delinquencies occur, Stellus will have to reduce their monthly dividend of $0.1166 per share, and their share price will further decline below $8.66.

12

Stellus: Lags BDC Peers in Key Measures – Appendix A

Stellus Capital Investment Corporation Background

Stellus is an externally-managed, closed-end, non-diversified management investment company that is regulated as a business development company under the Investment Company Act of 1940. The Company originates and invests primarily in private middle-market companies, typically with EBITDA between $5 million and $50 million. Stellus invests in such portfolio companies through first lien, second lien, unitranche, and mezzanine debt financing, with corresponding equity co-investments. The portfolio companies in which Stellus invests in are typically highly leveraged, and in many cases are not rated by national rating agencies.

Stellus’ investment activities are managed by its investment advisor, Stellus Capital Management, LLC. The Company sources investments primarily through a network of relationships with financial sponsor firms, financial institutions, middle-market companies, management teams, and other professional intermediaries.

The Company’s history traces back to 2004, when senior Stellus team members helped found a direct investing practice at D.E. Shaw under the name Laminar Direct Capital. In 2008, the Stellus team and D.E. Shaw raised a strategy-specific middle-market direct investing fund and re-branded the business as the Direct Capital Unit of D.E. Shaw. This business continued operating under the D.E. Shaw umbrella until its spin-out in January 2012.

Stellus Capital Investment Ownership

As of April 9, 2015, the Company had 12,479,884 shares outstanding. Approximately 35.49% of these shares (4,429,111 shares) were held by a mix of 40 institutional investors. Of these institutional investors, D.E. Shaw was the Company’s largest holder, with approximately 15% of the Company’s total outstanding shares.

13

Stellus: Lags BDC Peers in Key Measures – Appendix A

Lackluster Historical Financial Performance

Stellus’ financial performance during the period from January 1, 2013 to December 31, 2014 (the Company’s first two full years of operation since its inception in May 2012) has been less than stellar. While the Company’s total investment income has increased 9.9% from $29.4 million in 2013 to $32.3 million in 2014, the Company has been unable to keep expenses in check. As a result, Stellus’ net investment income only improved by 3.1% from $16.0 million in 2013 to $16.5 million in 2014, representing a decline from a 54.5% net investment income margin to a 51.1% net investment income margin during the same time period.

The Company has also become increasingly leveraged, most notably with the addition of a $25 million note payable and a $16.25 million debenture in 2014. As a result, Stellus’ Debt-to-Assets Ratio reached 0.47 as of December 31, 2014, compared to 0.41 as of December 31, 2013.

Stellus Capital Investment Corp (NYSE: SCM) Historical Financial Performance

	For the year ended	For the year ended
	December 31, 2013	December 31, 2014
Total Investment Income	$29,400,736	$32,324,847
Total Expenses, Net of Fee Waiver	$13,389,007	$15,812,750
Net Investment Income	$16,011,729	$16,512,097

Investments at Fair value	$277,504,510	$315,955,434
Cash and Cash Equivalents	$13,663,542	$2,046,563
Total Assets	$298,128,305	$327,061,935
Total Liabilities	$122,236,791	$153,112,483
Total Net Assets	$175,891,514	$173,949,452

Number of Portfolio Companies	26	32
Weighted Average Yield on Debt Investments at Period End	11.4%	10.9%

Investment Income Growth Rate		9.9%
Net Investment Income Growth Rate		3.1%
Net Investment Income Margin	54.5%	51.1%

Debt-to-Assets Ratio	0.41	0.47

14

Stellus: Lags BDC Peers in Key Measures – Appendix A

Financial Performance: A Comparison to a Broad Group of Competitor BDCs

With regards to Stellus’ year-over-year change in investment income, the Company’s 9.9% growth rate once again underperforms when compared to competitors. Within the broader universe of 35 competitor BDCs, Stellus’ FY ’13 – FY ’14 investment income growth ranks it 28th. When compared to its peer group of smaller BDCs, the Company ranks 15th out of 19.

15

Stellus: Lags BDC Peers in Key Measures – Appendix A

Stellus’ Peer Group of Small Cap. BDCs

In order to more accurately analyze how Stellus has performed relative to its peers, we’ve narrowed down the broader universe of 35 competitors to a smaller, select group of BDCs. For the purpose of the analysis in this section, we’ve identified five other companies with similar market capitalizations and similar total investments at fair market value (noted in yellow and blue below). As a comparison, we’ve also identified six larger companies that represent BDCs with over $750 million in market capitalization (noted in gray below).

			Current Price
	Market Cap (4/13/15)	Investments at Fair	vs Dec 31 NAV
	$ in millions	Value	Premium/Discount to NAV

Ares Capital	$5,410	$9,028,379	101.78%
FS Investment Corporation	$2,440	$4,183,447	103.56%
Apollo Investment Corporation	$1,820	$3,478,671	92.05%
TPG Specialty Lending	$963	$1,263,511	114.94%
Golub Capital	$835	$1,347,612	113.18%
TCP Capital	$782	$1,146,536	106.20%

Monroe Capital Corporation	$147	$233,535	106.90%

MVC Capital	$217	$490,124	60.15%
GSVC Capital Corporation	$193	$478,282	67.77%
Saratoga Investment Corporation	$89	$205,844	72.52%
Full Circle Capital Corporation	$43	$150,190	64.78%
Stellus Capital Investment Corporation	$153	$315,965	88.24%

As seen in the exhibit above, Stellus compares fairly closely with smaller BDCs such as MVC Capital (“MVC”), GSVC Capital Corporation (“GSVC”), Saratoga Investment Corporation (“Saratoga”), and Full Circle Capital Corporation (“Full Circle”). These firms do not manage meaningful amounts of external funds, and they currently trade at discounts ranging from 60.1% to 72.5% of NAV, with an average of roughly 66.3% of NAV.

The primary outlier amongst the group of smaller BDCs is Monroe Capital Corporation (“Monroe”). This BDC has a similar market capitalization to Stellus, with similar amounts of internally managed assets. However, Monroe also has a significant amount of assets outside of its BDC assets, with about $1.7 billion at Monroe’s external manager and investment advisor, Monroe Capital BDC Advisors, LLC. This company currently trades at a premium of approximately 106.9% of NAV, possibly as the market believes their assets are strong and that the company can originate replacement assets at reasonable cost and maintain their dividend.

16

Stellus: Lags BDC Peers in Key Measures – Appendix A

We believe that Stellus’ prior association with D.E. Shaw has allowed it to trade at an unsustainably high multiple (e.g. 88.2% vs. peer group 66.3%). The Company is several years removed from those “glory days” and have not created any new fund families or accumulated any other meaningful assets to manage. In fact, the opposite is true; Stellus’ “legacy” D.E. Shaw assets – which include equity and debt in Oasis Legal Finance, its single largest legacy holding – are shrinking rapidly. We therefore believe that Stellus is more comparable to the smaller BDCs with no meaningful external assets that are currently trading at deep discounts to NAV (noted in yellow), and is not comparable to a stronger BDC such as Monroe. As such, we believe that Stellus could trade at a level closer to 66.3% (the average premium/discount of the most comparable small BDCs) of NAV in the near-term, particularly if the Company issues shares below NAV in the future.

Projected DCF Model for Stellus Shares – November 2012 through December 2015 with Dividends

Risk Free Rate (Monthly)	Issued Share Price	Projected Share Price	Projected Total Return	Projected Annualized Return
0.02%	$15.00	$8.66	-14.28%	-4.76%

			S&P return for the same period:
			Total	Annualized
			62.86%	17.91%
Payment Date	Period (Months since IPO)		Per Share Amount	Discounted Value
Dec '12	1		$0.1800	$0.1800
Mar '13	3		$0.3400	$0.3398
June '13	6		$0.3400	$0.3397
Sep '13	8		$0.3400	$0.3395
Dec '13	11		$0.3400	$0.3394
Jan '14	13		$0.0650	$0.0649
Feb '14	14		$0.1133	$0.1130
Mar '14	15		$0.1133	$0.1130
Apr '14	16		$0.1133	$0.1130
May '14	17		$0.1133	$0.1130
June '14	18		$0.1133	$0.1130
July '14	19		$0.1133	$0.1129
Aug '14	20		$0.1133	$0.1129
Sept '14	21		$0.1133	$0.1129
Oct '14	22		$0.1133	$0.1129
Nov '14	23		$0.1133	$0.1129
Dec '14	24		$0.1133	$0.1128
Jan '15	25		$0.1133	$0.1128
Feb '15	26		$0.1133	$0.1128
Mar '15	27		$0.1133	$0.1128
Apr '15	28		$0.1133	$0.1128
May '15 (Projected)	29		$0.1133	$0.1128
June '15 (Projected)	30		$0.1133	$0.1127
July '15 (Projected)	31		$0.1133	$0.1127
Aug '15 (Projected)	32		$0.1133	$0.1127
Sept '15 (Projected)	33		$0.1133	$0.1127
Oct '15 (Projected)	34		$0.1133	$0.1127
Nov '15 (Projected)	35		$0.1133	$0.1126
Dec '15 (Projected)	36		$0.1133	$0.1126
Total Value of Dividends Paid				$4.1983

Theoretical loss to an investor in Stellus at the IPO versus holding S&P 500:
Total (over 31 Months)	Annual
77.14%	22.67%

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Stellus: Lags BDC Peers in Key Measures – Appendix B

* Oasis Legal Finance Holding Company, LLC unsecured debt at reported "accrued value" plus equity investment at original cost basis ($17.5 million) per audited balance sheets at 12/31/2012 and 12/31/2013 - estimates for Nov 2012 and Dec 31, 2014.

(1) % change between IPO offer date and year end 2012 - calculated using simple annualization of estimated 2 months change

(2) % change between Year end 2011 and IPO offer date - calculated using simple annualization of estimated 10 months change

(3) For 2012 - 7 Year Historical average - 2005 thru 2011 for DE Shaw Direct Capital Loan Production -approximately $5.4 billion invested in 193 portfolio companies.

(4) For Nov 2012 - Change in ave. size investment at time of IPO vs. Historical 7 year average - not YOY annualized calculation

(5) At Dec. 31, 2011, $AUM (Portfolio) per Investment Professional calculated using $1.4 billion of DE Shaw Direct Capital Assets under management.

Historical Decline in Stellus (SCM) Investment Management Asset Base Nov 7, 2012 (IPO Date) thru December 31, 2014 Massive Decline in $AUM per Investment Professional Date of Measure 31-Dec-14 31-Dec-13 31-Dec-12 7-Nov-12 31-Dec-11 Year 2014 2013 2012 (IPO Offering Date) 2011 Key Observations Number of Investment Professionals (est.) 20 15 14 14 15 (% Growth / -Decline YOY) 33.3% 7.1% 0.0% -6.7% NA $AUM (Portfolio Investments Under Mgmt) $316.0 $277.5 $197.9 $194.4 NA No. of Portfolio Companies 32 26 15 11 NA Ave. $ Investment Size Per Company (3) $9.9 $10.7 $13.2 $17.7 $28.0 (3) Dramatic Decline of 64.7% in (% Growth / -Decline YOY in Ave $ Investment Size) (4) -7.5% -19.1% -25.3% -36.8% NA Ave. Investment Size Versus (4) 7 Year Historical Averages $ AUM (Portfolio) per Investment Professional (000's) $15.8 $18.5 $14.1 $13.9 $93.33 (5) Dramatic decline of 83.1% in (% Growth / -Decline YOY) -14.6% 30.9% 1.8% -85.1% NA $ AUM per Investment Ave. Investment Professional Versus Relative "Efficiency" - ($AUM per Professionial) 0.17 0.20 0.15 0.15 1.00 December 31, 2011 levels at Measurement Date vs 7 Yr Historical Average Benchmark Times Times Times Times Benchmark $ Legacy Assets remaining under DE Shaw $277.0 $430.0 $730.0 $934.7 $1,400.0 Dramatic Decline of 80.2% Sub-Advisor Arrangements - (000's) in $ Legacy Assets from DE Shaw (% Growth / -Decline YOY) (1)(2) -35.6% -41.1% -131.4% -39.9% N/A versus December 31, 2011 levels (1) (2)

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Stellus: Lags BDC Peers in Key Measures – Appendix C

Comparison of $AUM to number of Investment Professionals
Select BDC's vs. Stellus Capital Investment Corp. (SCM) at 12/31/2014

BDC Name	Stellus Capital Investment Corporation	Main Street Capital Corp	Apollo Investment Corporation	Goldman Sachs BDC	Medley Capital	TICC Capital Corporation	Triangle Capital Corporation	Capital Southwest Corporation
BDC Ticker	NYSE: SCM	NYSE: MAIN	NASDAQ: AINV	NYSE: GSBD	NYSE: MCC	NASDAQ: TICC	NYSE: TCAP	NASDAQ: CSWC

Peer Category	Small	Large	Large	Mid-Sized	Mid-Sized	Mid-Sized	Mid-Sized	Mid-Sized
Market Capitalization ($ in millions)	$153.1	$1,400.0	$1,820.0	$763.9	$528.0	$402.7	$771.7	$736.6
BDCs in Category	18	6	6	13	13	13	13	13

Investment Assets at Fair Value	$315.9	$1,563.3	$3,514.0	$943.5	$1,222.7	$984.2	$887.2	$526.0
($ in millions)
Number of Portfolio Companies	32	190	109	36	76	77	91	14

Number of Investment Professionals	20	18	30	16	26	11	17	9

Avg. Investment Size	$9.9	$8.2	$32.2	$26.2	$16.1	$12.8	$9.7	$37.6
($ in millions)
Investment Assets per Professional	$15.8	$86.9	$117.1	$59.0	$47.0	$89.5	$52.2	$58.4
($ in millions)
Relative Efficiency to Benchmark	1.00x	5.50x	7.42x	3.73x	2.98x	5.66x	3.30x	3.70x
(SCM = Benchmark)

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Stellus: Lags BDC Peers in Key Measures – Appendix C

Comparison of $AUM to number of Investment Professionals
Select BDC's vs. Stellus Capital Investment Corp. (SCM) at 12/31/2014

BDC Name	Stellus Capital Investment Corporation	GSVC Capital Corporation	Harvest Capital Credit	Saratoga Investment Corporation	KCAP Financial	CM Finance	MVC Capital	Monroe Capital Corporation	Full Circle Capital Corporation
BDC Ticker	NYSE: SCM	NASDAQ: GSVC	NASDAQ: HCAP	NYSE: SAR	NASDAQ: KCAP	NASDAQ: CMFN	NYSE: MVC	NASDAQ: MRCC	NASDAQ: FULL

Peer Category	Small	Small	Small	Small	Small	Small	Small	Small	Small
Market Capitalization ($ in millions)	$153.1	$193.4	$87.6	$89.3	$207.2	$189.8	$217.0	$146.5	$42.7
BDCs in Category	18	18	18	18	18	18	18	18	18

Investment Assets at Fair Value	$315.9	$478.3	$115.8	$241.2	$440.5	$316.1	$448.9	$1,900.0	$128.5
($ in millions)
Number of Portfolio Companies	32	52	29	36	110	25	34	40	27

Number of Investment Professionals	20	13	6	12	16	17	17	20	6

Avg. Investment Size	$9.9	$9.2	$4.0	$6.7	$4.0	$12.6	$13.2	$47.5	$4.8
($ in millions)
Investment Assets per Professional	$15.8	$36.8	$19.3	$20.1	$27.5	$18.6	$26.4	$95.0	$21.4
($ in millions)
Relative Efficiency to Benchmark	1.00x	2.33x	1.22x	1.27x	1.74x	1.18x	1.67x	6.01x	1.36x
(SCM = Benchmark)

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Stellus: Lags BDC Peers in Key Measures – Appendix D

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Stellus: Lags BDC Peers in Key Measures – Appendix D

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Stellus: Lags BDC Peers in Key Measures – Disclaimer

Disclaimer:  This Report is based on outside estimates and review of publicly available data by the Author.  Any party buying or selling Stellus Capital Investment Corporation (“Stellus”, the “Company” or “SCM”) shares, hedging against potential future changes in SCM’s stock price or “market making” in SCM shares (collectively, “SCM securities-related activity”) does so entirely at their own risk.  Any parties considering engaging in SCM securities-related activity should consult a financial advisor, certified financial planner, lawyer and/or accountant. The Author is in no way responsible for the actions of any party engaged in SCM securities-related activity, whether or not they occur before or after the publication of this Report.  The Author makes no recommendation to any party holding SCM shares other than to “Vote No” to Proposal Two contained in Stellus Capital Investment Corporation’s Definitive Proxy Statement (Form 14A) filed with the Securities and Exchange Commission on April 29, 2015.  The Author is in no way responsible for any error, mistake, miscalculation or omission in this Report.

The Report is not for publication or rebroadcast without the express written permission of Gary Chodes, Author.  © 2015 All Rights Reserved.  All opinions expressed herein are solely those of Gary Chodes, Author.  Opinions expressed herein are not endorsed by D. E. Shaw & Company, Inc. or their affiliates (“D .E. Shaw”) or Stellus.  The Author has not obtained D. E. Shaw’s nor Stellus’ permission to publish this Report.

As of May 26, 2015 (revision date), Author holds no stock in SCM, ARCC, PSEC, FSIC, AINV, MAIN, FSC, TSLX, NMFC, GBDC, TCPC, TCAP, GSBD, CSWC, PNNT, BKCC, MCC, TCRD, TICC, FDUS, GARS, CPTA, MVC, KCAP, GAIN, GSVC, CMFN, WHF, GLAD, MRCC, OFS, TINY, SAR, HCAP, FULL, or UBS.

As of Revision Date, Author holds five (5) shares of 8% Series B Preferred Stock of a private REIT subsidiary of Prospect Capital Corporation (“PSEC”), National Property REIT Corporation, and serves as its CEO.

Author holds indirect and direct membership interests in Oasis Legal Finance Holding Company, LLC and its affiliates (“Oasis”) and was formerly CEO and controlled several Board of Managers seats at Oasis.  SCM’s investment activities are managed by its investment adviser, Stellus Capital Management, an investment advisory firm.  Stellus Capital Management provides investment management services to D. E. Shaw related to their holdings in Oasis through a sub-advisory agreement.

The Author’s opinion is that if Stellus’ Board of Directors fails to obtain the requisite number of Stockholder Votes to permit Stellus to issue new shares below NAV, he may benefit in several ways. First, Stellus’ Board of Directors may cause its external manager, Stellus Capital Management, to focus its efforts going forward on increasing or maintaining NAV per share, as opposed to obtaining new capital to make future investments. To this end, Stellus Capital Management could decide to terminate its sub-advisory agreement, in whole or in part, with D. E. Shaw with respect to the D. E. Shaw “Legacy Asset” portfolio, so that Stellus Capital Management could focus its financial and human capital resources exclusively on providing investment advisory services on behalf of SCM. Stellus Capital Management could also assign the sub-advisory agreement with respect to the D. E. Shaw “Legacy Assets” to a third party for cash or other consideration. In either case, any cash or other consideration generated by such early termination or assignment of the sub-advisory with D. E. Shaw could be deployed toward improving the monitoring of existing assets of Stellus Capital Investment Corporation. The Author would benefit directly or indirectly in this scenario because Stellus Capital Management employees would presumably relinquish their Board of Managers seats in Oasis Legal Finance Holding Company LLC (a D. E. Shaw “Legacy Asset”), and those board seats would revert back to D. E. Shaw or their designees. The Author would be in a position to designate up to three of these Board of Managers seats at Oasis Legal Finance Holding Company LLC at such time.

In addition, on December 11, 2014 Gary Chodes and a third party investor submitted a non-binding letter of intent to Stellus (the “Letter of Intent”) to purchase, at a discount, approximately $13.2 million of face amount of subordinated debt of affiliates of Binder & Binder held by Stellus.  The Letter of Intent subsequently expired without definitive action by Stellus, Gary Chodes or the third party investor. Further, as mentioned earlier in this Report, Binder & Binder, a large holding of SCM, is currently operating under Chapter 11 bankruptcy protection. Not only did SCM decline to respond to the Author’s bid, they did not seriously consider other bids and materially increased their investment exposure to Binder & Binder.

If the Proxy ballot measure fails to obtain sufficient votes to allow SCM to issue additional shares below NAV, SCM may reconsider its previous position and decide to sell some or all of its debt holdings in Binder & Binder at a discount to a third party, such as the Author. SCM could then use the proceeds from any sale of its Binder & Binder holdings to make a one-time special dividend to stockholders, or to help maintain its level of dividends in the future. In that instance, the Author would benefit by potentially being able to profit on his investment in the debt of Binder & Binder. There can be no assurances at this time that the Author would continue to have interest in purchasing this debt at a discount from SCM.

This Report is not published in affiliation with any FINRA-member Broker-Dealer and does not constitute investment research.

Gary Chodes did not receive any compensation for this Report.

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